Exhibit 99.1

NEWCASTLE INVESTMENT CORP.
Contact:
Lilly H. Donohue
Director of Investor Relations
212-798-6118
Nadean Finke
Investor Relations
212-479-5295
Newcastle Announces Third Quarter 2008 Results
Highlights
•	GAAP loss of $149.5 million or $2.83 per diluted share for the quarter ended September 30, 2008.

•	Operating Income (net of preferred dividends) was $25.9 million, or $0.49 per diluted share, for the quarter ended September 30, 2008.

•	GAAP book value of $(9.33) per share and adjusted book value of $21.91 per share at September 30, 2008.

•	Unrestricted cash of $108 million as of November 5, 2008.
Third Quarter 2008 Financial Results
New York, NY, November 7, 2008 — Newcastle Investment Corp. (NYSE: NCT) reported that for the quarter ended September 30, 2008, Adjusted Funds from Operations (“AFFO”)(1) loss was $154.7 million or $2.93 per diluted share and GAAP loss was $149.5 million or $2.83 per diluted share. This compares to an AFFO and GAAP loss of $0.74 per diluted share for the quarter ended September 30, 2007.
The GAAP loss of $149.5 million consists of Operating Income (net of preferred dividends) of $25.9 million less realized and other losses of $14.5 million and impairments of $160.9 million. Operating Income (net of preferred dividends) return on average invested equity was 16.1%.
(1) AFFO is equivalent to our previously stated FFO.
Book Value
Our GAAP book value decreased to $(9.33) per share, or $(492.6) million at September 30, 2008, down from $(1.08) per share, or $(56.8) million at June 30, 2008. The decrease in book value was primarily attributable to a market value decline in our portfolio.
Our securities portfolio is predominantly financed to maturity with long-term collateralized debt obligations (“CBOs”) that are not callable as a result of changes in value and are non-recourse to the Company. While the assets in the CBOs are consolidated on our books for GAAP purposes, our exposure to losses is limited to our investment in each CBO. Our September 30, 2008 GAAP book value reflects approximately $789.4 million of unrealized losses in assets in our CBOs that could not be realized by the Company.

At September 30, 2008, our adjusted book value per share was $21.91. Our GAAP book value would equal our adjusted book value if we elected to mark all of our financial assets and liabilities to fair value under SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities.”
The following table compares Newcastle’s book value per share as of September 30, 2008 and June 30, 2008:

	September 30, 2008	June 30, 2008
Adjusted book value (1)	$21.91	$20.01
GAAP book value	$(9.33)	$(1.08)

(1)	Represents GAAP book value as if Newcastle had elected to measure all of its financial assets and liabilities at fair value under SFAS 159.
For a reconciliation and discussion of GAAP net income (loss) attributable to common stockholders to AFFO, Operating Income (net of preferred dividends), and GAAP book equity to invested common equity, as well as GAAP book value to adjusted book value, please refer to the tables following the presentation of GAAP results.
Dividends
For the quarter ended September 30, 2008, Newcastle’s Board of Directors declared a dividend of $0.25 per common share. We also declared dividends on our 9.75% Series B, 8.05% Series C and 8.38% Series D Cumulative Redeemable Preferred Stock in the amounts of $0.609375, $0.503125 and $0.523438 per share, respectively.
Investment Portfolio
Newcastle’s current $6.6 billion investment portfolio consists of commercial, residential and corporate debt. During the quarter, the portfolio decreased by $71.6 million primarily as a result of paydowns of $112.1 million, sales of $34.1 million and realized writedowns of $56.1 million, offset by purchases of $127.2 million.

The following table describes our investment portfolio ($ in millions):

						Weighted
	Face	Basis	% of	Number of		Average
	Amount $	Amount $	Basis	Investments	Credit (1)	Life (years) (2)

Commercial Assets
CMBS	$2,268	$2,153	36.1%	259	BBB-	5.3
Mezzanine Loans	759	755	12.7%	23	67%	3.3
B-Notes	388	366	6.1%	14	58%	3.0
Whole Loans	87	86	1.4%	4	63%	2.5
ICH Loans	5	5	0.1%	3	—	3.3

Total Commercial Assets	3,507	3,365	56.4%			4.5

Residential Assets
MH and Residential Loans	572	548	9.2%	14,478	696	5.7
Subprime Securities	564	257	4.3%	121	BB-	4.6
Subprime Retained Securities	80	9	0.2%	7	CCC+	2.4
Subprime Residual Interests	3	3	0.1%	2	647	0.6
Real Estate ABS	101	95	1.6%	26	BBB	4.6

	1,320	912	15.4%			4.9

FNMA/FHLMC Securities	466	467	7.8%	17	AAA	3.8

Total Residential Assets	1,786	1,379	23.2%			4.6

Corporate Assets
REIT Debt	653	662	11.1%	65	BBB-	4.9
Corporate Bank Loans	606	554	9.3%	16	B-	3.0

Total Corporate Assets	1,259	1,216	20.4%			4.0

Total/Weighted Average (3)	$6,552	$5,960	100.0%			4.5

(1)	Credit statistics represent minimum rating for rated assets, LTV for non-rated commercial assets, FICO score for non-rated residential assets and implied AAA for FNMA/FHLMC securities.

(2)	Mezzanine loans, B-Notes and whole loans are based on the fully extended maturity date.

(3)	Excludes real estate held for sale and loans subject to call option with a face amount of $14 million and $406 million, respectively.
The following table compares certain supplemental data relating to our investment portfolio ($ in millions):

	September 30,	June 30,
	2008	2008

Face Amount ($)	6,552	6,624

Weighted average asset yield	7.03%	6.62%
Weighted average liability cost	5.05%	4.47%

Weighted average net spread	1.98%	2.15%
Excluding the FNMA/FHLMC securities, our weighted average net spread was 2.06% as of September 30, 2008 and 2.23% as of June 30, 2008.
Commercial Assets
We own $3.5 billion of commercial assets, which includes CMBS, mezzanine loans, B-Notes and whole loans.
•	During the quarter, we purchased $39.3 million, sold $14.5 million, had paydowns of $47.0 million and realized writedowns of $31.1 million for a net decrease of $53.3 million. The asset paydowns primarily consisted of $24.0 million of mezzanine loans, $14.8 million of CMBS and $5.9 million of ICH loans.

•	We had no CMBS upgraded and five securities or $44.1 million downgraded (from an average rating of BBB- to BB+).

CMBS portfolio ($ in thousands):

	Minimum		Face	Basis	% of	Delinquency	Principal	Average
Vintage	Rating	Number	Amount $	Amount $	Basis	60+/FC/REO	Subordination	Life (yr)

Pre 2004	BBB+	78	401,252	397,188	18.4%	1.0%	9.5%	4.2
2004	BBB-	59	435,494	428,785	19.9%	0.2%	5.0%	5.3
2005	BB+	49	576,187	545,233	25.3%	0.4%	4.6%	6.3
2006	BBB-	37	455,308	429,361	20.0%	0.1%	4.8%	3.8
2007	BBB+	36	400,056	352,749	16.4%	0.1%	9.2%	6.6

TOTAL/WA	BBB-	259	2,268,297	2,153,316	100.0%	0.3%	6.4%	5.3

Mezzanine loans, B-Notes and whole loan portfolio ($ in thousands):

			Whole
	Mezzanine	B-Note	Loan	Total

Face Amount ($)	759,219	388,168	86,566	1,233,953
Basis Amount ($)	754,571	365,669	86,474	1,206,714

WA First $ Loan To Value (1)	55.6%	46.0%	0.0%	48.7%
WA Last $ Loan To Value (1)	67.0%	58.4%	62.9%	64.0%

Delinquency	0.0%	0.0%	0.0%	0.0%

(1)	Loan To Value is based on the appraised value at the time of purchase.
In the quarter, we recorded a $4.8 million charge on a B-Note secured by residential land, reducing our basis to zero. We also recorded a $21.3 million charge on two B-Notes secured by hotel/casino properties. Our remaining basis in these assets is $10.3 million. Additionally, we recorded a $20.2 million impairment on three CMBS with a principal face amount of $45.0 million.
Residential Assets
We own $1.8 billion of residential assets, which includes manufactured housing loans (“MH”), residential loans, subprime securities and FNMA/FHLMC securities.
•	During the quarter, we purchased $87.9 million, sold $3.6 million, had paydowns of $54.9 million and realized writedowns of $25.0 million for a net increase of $4.4 million. The asset paydowns primarily consisted of $18.2 million of subprime securities, $16.7 million of MH loans, $11.6 million of agency securities and $6.6 million of residential mortgage loans.

•	We had no ABS securities upgraded and 20 securities or $99.8 million downgraded (from an average rating of BB to CCC+).

Manufactured housing loan portfolios ($ in thousands):

				Weighted
				Average			Actual	Projected
	Face	Basis	% of	Loan Age	Original	Delinquency	Cumulative	Cumulative
Deal	Amount $	Amount $	Total	(months)	Balance $	90+/FC/REO	Loss to Date	Loss to Date
Portfolio 1	195,807	182,886	39.6%	85	327,855	0.9%	3.9%	5.6%
Portfolio 2	289,791	278,787	60.4%	115	434,743	0.6%	2.2%	3.8%

TOTAL/WA	485,598	461,673	100.0%	103	762,598	0.7%	2.9%	4.5%

Subprime securities portfolio excluding our residuals and retained interests in our own securitizations ($ in thousands):
Security Characteristics:

	Minimum		Face	% of	Basis	% of	Principal	Excess
Vintage	Rating	Number	Amount $	Total	Amount $	Total	Subordination	Spread

2003	A-	15	29,792	5.3%	25,177	9.8%	19.8%	2.2%
2004	BBB	30	129,614	23.0%	94,794	36.9%	13.2%	2.5%
2005	B	43	189,960	33.6%	78,802	30.6%	12.9%	3.3%
2006	B	27	181,032	32.1%	41,552	16.2%	9.2%	3.0%
2007	A+	6	33,656	6.0%	16,760	6.5%	21.0%	3.1%

TOTAL/WA	BB-	121	564,054	100.0%	257,085	100.0%	12.7%	3.0%

Collateral Characteristics:

	Average
	Loan Age	Collateral	3 Month	Delinquency	Cumulative
Vintage	(months)	Factor	CPR (1)	90+/FC/REO	Loss to Date

2003	66	0.12	11.3%	12.8%	2.0%
2004	53	0.16	14.6%	14.8%	2.0%
2005	40	0.31	23.9%	26.1%	3.3%
2006	27	0.65	21.3%	27.4%	3.5%
2007	21	0.81	13.4%	26.0%	1.7%

TOTAL/WA	39	0.41	19.6%	23.2%	2.9%

(1)	CPR is constant prepayment rate.
In the quarter, we recorded a $43.8 million charge related to our subprime securities portfolio. The majority of the charge was related to a $27.6 million impairment on 36 of our 2005 vintage securities and a $13.3 million impairment on 18 of our 2004 vintage securities.
Residuals and retained securities
We own $80.4 million of retained securities with a basis of $9.2 million and $2.6 million of residual interests in two subprime portfolio securitizations from 2006 (“Portfolio 1”) and 2007 (“Portfolio 2”). The following table summarizes our subprime portfolio securitizations ($ in thousands):

	Security Characteristics			Portfolio Characteristics
				Average	Original			Actual	Projected
	Face	Basis	% of	Loan Age	Securitization	Current	Delinquency	Cumulative	Cumulative
Deal	Amount $	Amount $	Basis	(months)	Balance $	Balance $	90+/FC/REO	Loss to Date	Loss to Date

Portfolio 1	41,719	5,311	45.2%	37	1,502,181	756,073	17.9%	2.1%	1.4%
Portfolio 2	41,234	6,446	54.8%	20	1,087,942	951,107	14.7%	0.9%	0.3%

TOTAL/WA	82,953	11,757	100.0%	28	2,590,123	1,707,180	16.1%	1.5%	0.8%

In the quarter, we updated our future loan loss and prepayment assumptions. Based on current market conditions we lowered our prepayment assumptions which resulted in higher projected loan defaults and future loan losses. Under the new assumptions, our basis in the residuals was reduced by a $9.5 million impairment charge and $1.2 million return of principal. In addition, we recorded impairments of $42.4 million on the retained securities. The following summarizes the changes in our basis, loss assumptions and prepayment assumptions on both portfolios ($ in thousands):

	Portfolio Characteristics
	Portfolio 1	Portfolio 2
Retained Interest (Basis)
June 30, 2008	$32,652	$18,253
Current	5,147	4,037

Change	$(27,505)	$(14,216)

Residual (Basis)
June 30, 2008	$1,757	$11,517
Current	164	2,409

Change	$(1,593)	$(9,108)

Cumulative Loss Assumptions
June 30, 2008	11.2%	16.3%
Revised	17.5%	30.7%

Change	+6.3%	+14.4%

Lifetime Constant Voluntary Prepayment Rate Assumptions
June 30, 2008	16.9%	13.3%
Revised	13.8%	9.2%

Change	-3.1%	-4.1%
Corporate Assets
We own $1.3 billion of corporate assets, including REIT debt and corporate bank loans.
•	During the quarter, we made no purchases, sold $16.0 million and had paydowns of $10.2 million for a net decrease of $26.2 million. All of the asset paydowns were from bank loans.

•	We had three bank loans or $162.0 million downgraded (from an average rating of B+ to B-) and seven REIT securities or $73.1 million downgraded (from BBB to BB+).

REIT debt portfolio ($ in thousands):

	Minimum		Face	Basis	% of
Industry	Rating	Number	Amount $	Amount $	Basis

Retail	BB+	16	200,035	202,529	30.6%
Diversified	BBB-	14	151,463	152,041	23.0%
Office	BBB	14	132,919	135,739	20.5%
Multifamily	BBB+	8	44,508	45,683	6.9%
Hotel	BBB-	4	42,720	43,403	6.5%
Healthcare	BBB-	4	36,600	37,197	5.6%
Storage	A-	2	23,406	24,102	3.6%
Industrial	BBB	3	20,865	21,701	3.3%

TOTAL/WA	BBB-	65	652,516	662,395	100.0%

Corporate bank loan portfolio ($ in thousands):

	Minimum		Face	Basis	% of
Industry	Rating	Number	Amount $	Amount $	Basis

Real Estate	B-	5	174,310	168,296	30.4%
Resorts	BB-	1	110,488	100,888	18.2%
Media	CCC+	2	112,000	101,814	18.4%
Retail	B-	1	100,000	94,515	17.1%
Restaurant	CCC	2	44,223	34,949	6.3%
Transportation	C	1	27,000	26,137	4.7%
Gaming	CCC-	3	29,557	19,067	3.4%
Theatres	B	1	8,541	8,541	1.5%

TOTAL/WA	B-	16	606,119	554,207	100.0%

In the quarter, we recorded a $13.8 million charge related to four senior bank loans.
Financing and Liquidity
In the third quarter, the Company decreased its non-agency recourse debt by $64 million and increased its agency recourse debt by $53 million. As of November 5, 2008, our non-agency recourse debt was reduced to $311 million, our agency recourse debt was reduced to $176 million and our unrestricted cash was $108 million.

The following table compares the face amount of our financings as of September 30, 2008 compared to June 30, 2008 ($ in millions):

	September 30,	June 30,
	2008	2008
Recourse Financings
Real Estate Securities and Loans (1)	$307	$332
Manufacturing Housing Loans	53	92
FNMA/FHLMC Securities	451	398

Total Recourse Financings	811	822

Non-Recourse Financings
CBOs and Other	4,719	4,737

Total Financings	$5,530	$5,559

Recourse Financings as % of Total Financings	14.7%	14.8%

(1)	Recourse financings on our real estate securities and loans include off-balance sheet debt (in the form of total return swaps) of $59 million as of September 30, 2008 and $72 million as of June 30, 2008.

Conference Call
Newcastle’s management will conduct a live conference call today, November 7, 2008, at 11:00 A.M. eastern time to review the financial results for the quarter ended September 30, 2008. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (888) 243-2046 (from within the U.S.) or (706) 679-1533 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Newcastle Third Quarter Earnings Call.”
A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.
A telephonic replay of the conference call will also be available from 2:00 P.M. eastern time on November 7, 2008 until 11:59 P.M. eastern time on Friday, November 14, 2008 by dialing (800) 642-1687 (from within the U.S.) or (706) 645-9291 (from outside of the U.S.); please reference access code “70221244.”
About Newcastle
Newcastle Investment Corp. owns and manages a $6.6 billion portfolio of highly diversified, credit sensitive real estate debt that is primarily financed with match funded debt. Our business strategy is to “lock in” and optimize the difference between the yield on our assets and the cost of our liabilities. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global alternative asset manager with approximately $35.1 billion in assets under management as of June 30, 2008. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.
Safe Harbor
Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our liquidity, our ability to acquire assets with attractive returns and the delinquent and loss rates on our subprime portfolios. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle’s expectations include, but are not limited to, the risk that the ongoing credit and liquidity crisis continues to cause downgrades of a significant number of our securities and recording of reductions in shareholders’ equity; the risk that we can find additional suitably priced investments; the risk that investments made or committed to be made cannot be financed on the basis and for the term at which we expect; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; and the relative spreads between the yield on the assets we invest in and the cost and availability of debt and equity financing. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which available on the Company’s website (www.newcastleinv.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Newcastle Investment Corp.
Consolidated Statements of Operations
(dollars in thousands, except share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues
Interest income	$113,549	$169,766	$361,461	$523,846

	113,549	169,766	361,461	523,846

Expenses
Interest expense	73,651	117,415	236,739	368,064
Loan and security servicing expense	1,718	2,091	5,236	7,772
Provision for credit losses	2,077	2,820	6,450	7,945
General and administrative expense	2,135	1,297	5,619	4,025
Management fee to affiliate	4,597	4,597	13,791	13,048
Incentive compensation to affiliate	—	—	—	6,209
Depreciation and amortization	73	74	218	218

	84,251	128,294	268,053	407,281

Operating Income	29,298	41,472	93,408	116,565

Other Income (Loss)
Gain (Loss) on sale of investments, net	(2,569)	4,825	3,920	14,014
Other income (loss)	(17,912)	(7,033)	(35,793)	(569)
Other than temporary impairment	(121,047)	(67,860)	(269,216)	(73,813)
Loan impairment	(39,831)	—	(76,916)	—
Provision for losses, loans held for sale	—	—	—	(5,754)
Gain (Loss) on extinguishment of debt	5,315	(7,752)	13,848	(15,032)
Equity in earnings of unconsolidated subsidiaries	419	488	8,189	2,154

	(175,625)	(77,332)	(355,968)	(79,000)

Income (loss) from continuing operations	(146,327)	(35,860)	(262,560)	37,565
Income (loss) from discontinued operations	227	(37)	(8,724)	(158)

Net Income (Loss)	(146,100)	(35,897)	(271,284)	37,407
Preferred dividends	(3,375)	(3,375)	(10,126)	(9,265)

Income Available For Common Stockholders	$(149,475)	$(39,272)	$(281,410)	$28,142

Net Income Per Share of Common Stock
Basic	$(2.83)	$(0.74)	$(5.33)	$0.55

Diluted	$(2.83)	$(0.74)	$(5.33)	$0.55

Income from continuing operations per share of common stock, after preferred dividends
Basic	$(2.84)	$(0.74)	$(5.17)	$0.55

Diluted	$(2.84)	$(0.74)	$(5.17)	$0.55

Income from discontinued operations per share of common stock
Basic	$0.01	$—	$(0.16)	$—

Diluted	$0.01	$—	$(0.16)	$—

Weighted Average Number of Shares of Common Stock Outstanding
Basic	52,788,766	52,779,179	52,784,048	50,894,424

Diluted	52,788,766	52,779,179	52,784,048	51,045,418

Dividends Declared per Share of Common Stock	$0.25	$0.72	$0.75	$2.13

Newcastle Investment Corp.
Consolidated Balance Sheets
(dollars in thousands, except share data)

	September 30, 2008
	(unaudited)	December 31, 2007
Assets
Real estate securities, available for sale	$2,784,744	$4,835,884
Real estate related loans, net	1,686,707	1,856,978
Residential mortgage loans, net	560,111	634,605
Subprime mortgage loans subject to call option	396,943	393,899
Investments in unconsolidated subsidiaries	442	24,477
Operating real estate, held for sale	13,150	34,399
Cash and cash equivalents	166,623	55,916
Restricted cash	127,686	133,126
Derivative assets	245	4,114
Receivables and other assets	48,575	64,372

	$5,785,226	$8,037,770

Liabilities and Stockholders’ Equity

Liabilities
CBO bonds payable	4,362,958	4,716,535
Other bonds payable	396,134	546,798
Repurchase agreements	699,025	1,634,362
Financing of subprime mortgage loans subject to call option	396,943	393,899
Junior subordinated notes payable (security for trust preferred)	100,100	100,100
Derivative liabilities	141,411	133,510
Dividends payable	15,447	40,251
Due to affiliates	1,532	7,741
Accrued expenses and other liabilities	11,777	16,949

	6,125,327	7,590,145

Stockholders’ Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 2,500,000 shares of 9.75% Series B Cumulative Redeemable Preferred Stock 1,600,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 2,000,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock liquidation preference $25.00 per share, issued and outstanding (Series D issued in 2007)	152,500	152,500
Common stock, $0.01 par value, 500,000,000 shares authorized, 52,789,050 and 52,779,179 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	528	528
Additional paid-in capital	1,033,416	1,033,326
Dividends in excess of earnings	(557,210)	(236,213)
Accumulated other comprehensive income	(969,335)	(502,516)

	(340,101)	447,625

	$5,785,226	$8,037,770

Newcastle Investment Corp.
Reconciliation of GAAP Net Income (Loss) to AFFO
(dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30, 2008	September 30, 2007
Net income (loss) attributable to common stockholders	$(149,475)	$(39,272)
Operating real estate depreciation	(5,223)	285

Adjusted Funds from operations (“AFFO”)	$(154,698)	$(38,987)

We believe AFFO is one appropriate measure of the operating performance of real estate companies because it provides investors with information regarding our ability to service debt and make capital expenditures. We also believe that AFFO is an appropriate supplemental disclosure of operating performance for a REIT. Furthermore, AFFO is used to compute our incentive compensation to our manager. AFFO, for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at AFFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect AFFO on the same basis. AFFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of AFFO may be different from the calculation used by other companies and, therefore, comparability may be limited.
As a result of the sale or expected sale of all of our operating real estate, and the resultant discontinuation of depreciation, our income (loss) applicable to common stockholders is now equal to our AFFO.
Newcastle Investment Corp.
Reconciliation of Operating Income (Net of Preferred Dividends)
(dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30, 2008	September 30, 2007
Operating Income	$29,298	$41,472
Preferred dividends	(3,375)	(3,375)

Operating Income (Net of Preferred Dividends)	$25,923	$38,097

Newcastle Investment Corp.
Reconciliation of GAAP Book Equity to Invested Common Equity
(dollars in thousands)
(Unaudited)

September 30, 2008
Book equity	$(340,101)
Preferred stock	(152,500)
Accumulated depreciation on operating real estate	1,003
Accumulated other comprehensive loss	969,335

Invested common equity	$477,737

Newcastle Investment Corp.
Reconciliation of GAAP Book Value to Adjusted Book Value
(dollars in thousands, except per share)
(Unaudited)

	Amount	Per Share
GAAP Book Value	$(492,601)	$(9.33)
Adjustments to Fair Value:
Commercial Real Estate Loans	(343,694)	(6.51)
CDO Liabilities	1,988,502	37.67
Other Loan Investments and Debt Obligations	4,505	0.08

Total Adjustments	1,649,313	31.24

Adjusted Book Value	$1,156,712	$21.91